EXHIBIT 16

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/3/25 to 11/12/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/3/2025	Sell	25,519	10.97
11/4/2025	Sell	83,311	11.00
11/5/2025	Sell	15,377	10.96
11/7/2025	Sell	18,557	10.99
11/10/2025	Sell	19,780	10.97
11/11/2025	Sell	12,104	11.00
11/12/2025	Sell	306,100	10.95